Exhibit 11

                     OMNICARE, INC. AND SUBSIDIARY COMPANIES
                 Computation of Earnings Per Common Share (EPS)
                      (In thousands, except per share data)

                                                        Three Months Ended        Nine Months Ended
                                                          September 30,             September 30,
                                                      ---------------------    -----------------------
                                                        2001        2000          2001         2000
                                                      ---------  ----------    ----------   ----------
Basic Earnings:
      Net income                                      $ 13,560    $ 13,509      $ 51,000     $ 38,578
                                                      =========  ==========    ==========   ==========
      Shares
         Weighted average number of common
             shares outstanding                         93,345      92,160        92,992       91,972
                                                      =========  ==========    ==========   ==========
             Basic earnings per common share          $   0.15    $   0.15      $   0.55     $   0.42
                                                      =========  ==========    ==========   ==========
Diluted Earnings (a):
      Net income                                      $ 13,560    $ 13,509      $ 51,000     $ 38,578
                                                      =========  ==========    ==========   ==========
      Shares
         Weighted average number of common
             shares outstanding                         93,345      92,160        92,992       91,972
         Additional shares assuming conversion of
             stock options and stock warrants (b)          772           -           630            -
                                                      ---------  ----------    ----------   ----------
         Weighted average common shares outstanding,
             as adjusted                                94,117      92,160        93,622       91,972
                                                      =========  ==========    ==========   ==========
             Diluted earnings per common share        $   0.14    $   0.15      $   0.54     $   0.42
                                                      =========  ==========    ==========   ==========


(a)  The $345.0 million of Convertible Debentures which are convertible into
     8.7 million shares at $39.60 per share were outstanding during the three and nine months ended September 30, 2001 and 2000, but were not included in the computation of diluted EPS because the impact was anti-dilutive.

(b) During the three and nine months ended September 30, 2001 and 2000, the anti-dilutive effect associated with options and warrants were excluded from the computation of diluted earnings per share, since the exercise price of these options and warrants was greater than the average market price of the Company's common stock during these periods. The total anti-dilutive options and warrants excluded for the quarters ended September 30, 2001 and 2000 were 3,803 and 9,699, respectively. Further, 3,798 and 7,483 anti-dilutive options and warrants were excluded from the year-to-date September 30, 2001 and 2000 periods, respectively.